Exhibit 99.2

CORPORATE PARTICIPANTS

 Bill McGann Implant Sciences Corporation - CEO

 Roger Deschenes Implant Sciences Corporation - CFO

 Bob Liscouski Implant Sciences Corporation - EVP - Business Development

CONFERENCE CALL PARTICIPANTS

 Mark Jordan Noble Financial - Analyst

 Patrick Mayor Investor

 Eric Panzik Private Investor

 PRESENTATION

Operator

 Good day, ladies and gentlemen. And welcome to the Q3 2015 Implant Sciences Corporation Earnings Conference Call. My name is Steve, and I will be your operator for today. At this time, all participants are in a listen-only mode. We will conduct a question-and-answer session towards the end of this conference.

(Operator Instructions)

As a reminder, this call is being recorded for replay purposes. And I would now like to turn the call over to

Bill McGann, Chief Executive Officer. Please proceed.

 Bill McGann  - Implant Sciences Corporation - CEO

 Thank you, Steve, and good afternoon, everyone. Thank you all for joining the Implant Sciences third quarter earnings call. In familiar fashion as in the past, we are going to begin and start today by having Roger Deschenes, our CFO, provide an update for everyone on our financials and then we will shift back to provide a brief update on the progress in the business and its growth strategy and outline, you know, some follow-ups from the major tenants we described in the last earnings call, then open up for questions-and-answers. So Roger, do you want to take it over, please?

 Roger Deschenes  - Implant Sciences Corporation - CFO

 Thank you, Bill. I'll begin first with our Safe Harbor disclosure. During this afternoon's presentation, we will make forward-looking statements concerning upcoming events and our expectations regarding the company's financial performance.

Each time we do we will try to identify these statements with words such as expect, believe, anticipate or other words that indicate potential events. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those stated in the forward-looking statements.

Please consider the risk factors contained in the press release issued on May 14, 2015 and stated during this conference call, as well as the risk factors and uncertainties described in our annual report on Form 10-K for the fiscal year ended June 30, 2014, which is on file with the Securities and Exchange Commission.

During our presentation, we may discuss or disclose non-GAAP measures. Non-GAAP measures are not intended to replace the presentation of our financial results in accordance with U.S. GAAP. The presentation of non-GAAP information is intended instead to provide additional information to investors to facilitate the comparison of past and present results.

A replay of the conference call will be available for a limited time by dialing (888) 286-8010 within the United States or (617) 801-6888 outside the United States and entering the passcode 60617341.

Any forward-looking statements we make today are based on assumptions which we believe to be reasonable as of today, May 14, 2015. We undertake no obligation to update these statements as a result of future events.

Finally, this conference call is the property of Implant Sciences Corporation and any recording, reproduction, or rebroadcast of this conference call without the expressed written consent of Implant Sciences Corporation is prohibited.

On May 14, 2015, we issued an earnings press release summarizing the company's financial performance for the three and nine months ended March 31, 2015. Our quarterly report on Form 10-Q for the just concluded quarter will be filed tomorrow, May 15, with the Securities and Exchange Commission.

I will now review the financial results. Our revenues for the three months ended March 31, 2015, increased to $3,305,000, which compares with $2,708,000 for the prior year period, an increase of $597,000 or 22%. For the nine months, revenues increased 4.2% to $7,315,000, which compares to $7,023,000 in the prior year period.

The revenue increase in the three and nine months is due primarily to higher revenues in our QS-B220 Desktop, which increased to 171% and 17%, respectively, and this is due to an increase in the number of units we sold, which increased 183% and 23%, respectively. We saw an increase in shipments into Europe, Latin America and into U.S. air cargo screening facilities.

Sales of the QS-B220 have grown due to its acceptance onto TSA's air cargo screening technology list. The TSA's Qualified product list for passenger and checked baggage screening and achieving ECAC's Common Evaluation Process of Security Equipment for airport checkpoint screening of passengers and baggage. Our average unit sell price for the QS-B220 decreased 4% and 4.9%, respectively, in the three and nine month periods.

Sales of our handheld units, the QS-H150 decreased, 38% and 12%, respectively, in the three month and nine month periods. This is due to decreased unit volume which decreased 41% and 8%, respectively, and the volume decrease is primarily due to a one-off shipment that occurred in the three-month period into Mexico last year.

Our average unit sell price on the H150s increased 5.6% in the three-month period. We saw a decrease of 4.5% in the nine month period. As we noted in our last earnings call, competitive market conditions continued to have an impact on our average unit sell -- sales prices for our desktops and handheld devices.

Our gross margin for the three months ended March 31, 2015, was $1,176,000 or 35.6% of revenues, which compares with $806,000 or 29.8% of revenues for the prior year period.

For the nine months ended March 31, 2015, gross margin was $2,158,000 or 29.5% of revenues, which compares with $2,189,000 or 31.2% of revenues for the prior year period.

For the three-month period, the increase in gross margin percent -- increase in gross margin as a percent of revenue is primarily due to increased manufacturing overhead absorption and this is due to increased QS-B220 unit volume and a higher average sell price on sales of our QS-H150 handheld.

The decrease in gross margin as a percent of revenues for the nine month period is due primarily to lower average unit sell prices on sales of our QS-B220 Desktop and QS-H150 handhelds, which decreased 4.9% and 4.5%, respectively.

Research and development expense for the three months ended March 31, 2015 was $1,347,000, which compares with $1,179,000 for the prior year period, an increase of $168,000 or just over 14%. For the nine month period research and development expense was $3,919,000, which compares with $3,601,000 for the prior year period, an increase of $318,000 or 8.8%.

The increase in research and development expense, both the three and nine month periods, is due primarily to approximately $110,000 of costs that we incurred to relocate the San Diego, California, an advanced technology office, an increase in payroll and related benefit costs, an increase in stock-based compensation, increases in travel expenses incurred in support of our government qualifications and this is partially offset by a decrease in generic consulting fees.

Due to the efforts of our engineering team, we announced that we were granted three patents from the U.S. Patent and Trademark Office this past Monday and this -- we expect this technology will be introduced into future product offerings.

Selling, general and administrative expenses for the three months ended March 31, 2015 were $3,318,000 which compares with $2,845,000 for the prior year period, an increase of $473,000, or 16.6%. The increase in the SG&A line is due primarily to $489,000 increase in stock-based compensation.

This is due primarily to additional stock-based compensation expense resulting from amendments to our former CEO's existing vested stock options and to the accelerated vesting of certain options that were issued back on July 2, 2014, a $274,000 of charges incurred pursuant to a Letter Agreement with a distributor and an increase in legal fees. Partially offsetting these increases are a $222,000 decrease in stock-based compensation on non-employee warrants and decreases in variable selling expenses and travel expenses.

The nine months ended March 31, 2015 selling general and administrative expenses increased $249,000 or just under 3% to $9,188,000 as compared with $8,939,000 for the comparable prior year period. The increase in SG&A is due primarily to $725,000 of increased payroll and related benefit which is due to the resignation of our former CEO.

The charges we incurred pursuant to a Letter Agreement with a distributor which we noted our Q3 discussion and increased legal fees. Partially offsetting these increases are a $475,000 decrease in stock-based compensation on non-employee warrants and decreases in variable selling expenses and travel expenses. The increase in legal fees for the three and nine month periods is due in part to a lawsuit that has been filed in the Suffolk County Superior Court. The case title is Miller versus Bolduc, et al. And at this point, all we can say is that we are defending against these claims.

Other expense for the three months ended March 31, 2015 was $2,242,000 which compares with other expense of $1,721,000 for the prior year period, an increase of $521,000. For the nine months ended March 31, 2015, other expense were $6,401,000 as compared with other expense of $4,990,000 for the prior year period, an increase of $1,411,000. For both the three and nine month periods, the increase in interest expense is due to higher borrowings under our credit facility with DMRJ and borrowings under our credit facility with BAM.

Our net loss for three months ended March 31, 2015 was $5,731,000 which compares with net loss of $4,939,000 for the prior year period, an increase of $792,000. And this is due to increased operating expenses and an increase in our interest expense.

For the nine months ended March 31, 2015, out net loss was $17,350,000 as compared with a net loss of $15,341,000 for the prior year period, an increase of just over $2 million. And the increase in the net loss is due primarily to increased interest expense and increased operating expenses and these are driven primarily due to costs associated with the resignation of our former CEO.

With that, I'll conclude the financial report and I will turn the call over to Bill.

 Bill McGann  - Implant Sciences Corporation - CEO

 Thanks so much Roger. So if we shift gears a little bit, try to put some of the financial perspectives that Roger has provided in context of the performance of our business as it ties to our go-forward strategy. What I'd like to do is just briefly start with sort of reviewing the message we delivered in the last earnings call in February and it was really -- our go-forward strategy is based on three major tenets and, you know, starting with driving profitable revenues globally and that was going to be based on all of the hard-earned product approvals that the team has been working on and this investors have heard about for several years going back.

And the second being really a redoubling of our efforts and focus on our innovation and technology platforms to protect the margins that were hard earning and to -- and the share that we're gaining and to also grow them and expand those margins. We're going to talk a little bit about that today specifically as well.

And finally what we communicated was we were going to take a really hard look at the business and align or realign our costs and our resources to really drive those profitable revenues.

So there is three things. We are going to drive profitable revenues for sales. We are going to increase and protect those profitable revenues through innovation, and then we are going to align those profitable revenues better with our costs. So, it's all about that and that's what we've been up to for the last quarter since we spoke to you.

So starting with the revenues, you know, the past quarter that we are currently in has seen great momentum in our sales. Roger alluded to some of it. And, you know, thanks to our sales team and a couple of key folks in the organization, particularly in the technology -- Advanced Technology Group, we've achieved an enormous win rate in some parts of the world that we will talk about in a minute.

Our sales pipeline is growing and creating a very strong backlog for FY16. And we're starting to get real, real first signs of opportunities for other detection opportunities in drug detection, vertical spaces and it's really becoming -- the hard earned efforts are really starting to pay off in terms of sales momentum.

ECAC sales that Roger alluded to are really leading the charge on the momentum and in the early days of ECAC sales, our win rate is measured at 60%. And what I mean by that of the tenders that we are participating in across the European Union, we in the first wave, early days, won 60% of the tenders that we participated in. And just to put that in perspective so that it's real, it's not 60% based on tens of systems. It's 60% based on hundreds of systems, so we're really quite excited.

And while, you know, we're not standing here saying we expect that to be a sustainable win rate over the long-term, it is a fact that that is our statistics, if you -- a person who keeps track of that in the early stages of ECAC as it rolls out across Europe. And I think, you know, my view is it's probably not sustainable in the long-term because these markets are going to be so highly contested.

You know, some of the tenders are not all or nothing wins. They are going to be split, you know, by this definition across multiple companies. But I say that number to tell you that that's real momentum. I mean, you know, this company has never enjoyed 60% of any market ever before anywhere and I think it's a real testament to the work that's been going on and, you know, starting to come through from the past.

More rewarding than that is that why we're winning. And is -- this one really does put a smile on my face, is that, you know, we are winning based on our detection performance and our extremely low false alarm rate in our field operations. So much so that we've actually changed our language in how we go to market from total cost of ownership to total cost of operations because, you know, our false alarm rates are incredibly low as proven out now in numerous field trials around the world, not just from OT&E and TSA but across numerous countries in Europe where we've won tenders and orders based on these trials and not without giving away numbers.

They are -- being originally a scientist, nobody ever says zero or hundred. But our false alarm rates are probably as close to 0%, as the average person would care to think about. And that really has allowed our instrument to win based on the core values of the system. You know, so we're getting good margins on these sales because of that. We are winning based on the core technology values of the system.

You know, in all this, and I'll anticipate the question, we haven't really begun to ship TSA yet because as you all know that's the bad news and the good news, as you all know, the protest was just lifted. The general accountability office -- the Government Accountability Office recently in the end of February, early days of March overturned the protest against the TSA delivery order that was awarded to Implant Sciences back in the October timeframe.

And since that lifting, we have been working very closely with TSA to sort of, you know, get the process tuned up again to get the airport delivery schedules and to get the shipments aligned. And I'm happy to say we now have that. We now have an agreed to schedule in airport locations that are agreed to by they and us. And the good news is that - there's a couple points of good news. One is that they are still looking to have all the units delivered within the original 10-month planning period, like we indicated that's what we told you last time.

We are expecting to begin that delivery in the late May, early June timeframe. So most of it's going to be delivered in fiscal year of 2016, which is good backlog for that fiscal year.

And the real interesting news there is that we never stop and they never stop watching us and we've made a number of improvements in our technology platform on the B220 that relate to modernization of its operating system, things like Windows 7, some enhancements to the security vulnerability and networking capabilities. And while the TSA was not able to communicate with us at all during that dark period of the protest, they did make note of it when the protest was lifted and they've actually asked us to include all of those features into the first systems that we deliver.

Though we had always anticipated cutting those improvements in at some stage of our deployment, it's going to be now from unit one and the upshot of why that's important is that gives us immediate margin expansion because those activities that led to those improvements made significant cost savings on the material cost and the implementation of that upgrade.

So we get improved margin that is material to the entire contract out of the gate, which I couldn't be more pleased about and I know some of you that had questions about that in the past. We are working along those lines, and that is, you know, ties right into our number two tenant of using our innovation and our technology to drive margin growth and expand our sales into other areas.

So on TSA, I think while we are a little bit later than we had hoped based on the protest and getting the engine fired up in all the airport locations with the TSA, we finally are there and we're really excited about starting a delivery process and we expect them to be in here in the next couple of weeks doing, you know, to be begin the factory acceptance testing as we start shipping these units out towards the end of the month.

On the third tenant, actually I'll go back to the second tenant on focusing on our innovation and technology platform. Roger mentioned the recent patents. And in addition to always being focused on cost out to drive margins, some of these new patents, in fact all of them, are really tied to allowing us to drive the current platforms we have into new vertical markets. So these aren't necessarily these Blue Sky five-year market development technologies. These are technologies that allow us to fundamentally enhance things like the resolution of our existing IMS or allow us to dramatically reduce the cost of a system by having a new IMS cell that can simultaneously detect drugs, explosives, chemical warfare agents, all in one go and improve the performance and lower the cost.

So these are really the focus areas that we've shifted in our technology platform and resources there. So it is, again, around protecting our share that we're earning and hard earned in these highly contested markets, but more importantly driving growth in our margins at the same time and that's a good trick to be able to do and to be able to sustain.

And that third tenant on the aligning our costs with our sales growth, we've taken a number of actions. And so let's just be clear about what they were, we talked about that alignment last time. We took cost actions that were announced in the company that are going to be tantamount to lowering our 2016 OpEx by a couple of million dollars and there is a simple reason for trying to do that, it's the profitable growth.

I mean, we don't typically give guidance, but I think I did let it slip last quarter and I want to reinforce it that our goal is to drive this company to positive EBIT in a measurable way in FY 2016. And one of the things we knew we had to do was to get a lower OpEx on a run rate basis coming out of the gate in FY 16. So we looked at those actions very carefully and as an executive team in the first three months being together in this sort of new structure and new focus. And we took those actions in March and Roger described the charges to the company based on some of those actions.

Internally, in addition to that, we realigned the resources that we have to remain focused on improving our quality -- at a corporate quality level and our ISO standards, our marketing efforts, our product management efforts, and our sales administration. So we are providing internal opportunities and realigning resources within the company to drive a focus on direct impact on profitable revenue as well.

So there is a taking cost out and there's reamping or revamping the internal resources that continued to drive that engine forward. All focused on margin improvement and ultimately positive EBIT.

There's another factor that we talked about and I'll say a little more about is that we announced some time ago my, my god, must be going on to nine months, where we won an award on a broad agency announcement from the Department of Homeland Security for a new market expanding idea using our intellectual property in where, I don't know, I guess pleased is what I would say to say that we anticipate that contract really starting up now again in a similar timeframe toward the end of this fiscal year or definitely early in the new fiscal year and that's going to further focus the efforts of expansion into new application for ETDs that are not technology risk driven, but simply development risk.

So it's going to be time and timeline and dollar driven versus, oh my god, we have to go invent some new fundamental technology, we've done all that. So from an investor point of view, technology risk carries a higher price tag than development risk and we've got all development risk in these areas in front of us, which is really good if you, in terms of having control over your own destiny in that area.

On the corporate side there are also a number of actions that we've announced and try to put that together in some perspective for you right now in short form. We have announced a shareholder meeting that we are trying to make happen as soon as possible.

We are aware that one has not happened in a very long time and so we originally put out a date in sometime in mid-to-late July. We are trying to move that date in as much as possible and I think we now have that date moving right into like 1st of July or there about.

And we are definitely planning and following a proxy on that and in that proxy you will see some voting on a number of matters. One was associated with the recent announcement of the existing members of the Board of Directors from a Board Meeting which we held in March together here in Wilmington. It was decided that it was time for some strategic changes there to.

And with a lot of discussion and a lot of, I don't want to say soul-searching and make it dramatic, but with a lot of real strategic discussion, the existing members of our board have decided that it is time for a transition for them as well to bring on new independent members of the Board of Directors that are going to be more tightly aligned with helping us get into new verticals, helping us really navigate some of the policies along with Bob Liscouski and his new role as now an inside director. He is no longer an outside Board member.

So we want to kind of get some outside support for him and really align a new Board with focus on our future. It's not to say anything detrimental about the -- our current Board. We greatly appreciate the guidance and the wisdom they provided for the company in years past and they continue to support us. In fact, I just got a couple of text messages from some of them wishing us well on this call.

So they are still very much behind us and working with us. But they will not -- they have decided in force in that meeting to open up the slot for us to get some new fresh Board member perspective to drive the company forward.

So that's all part of realigning our strategy and once again, I would personally thank those current members for their very objective discussion, all of the conversations that we've had in coming to that decision, I couldn't ask for greater support in the company.

And we will be presenting as part of the final proxy when it gets filled a slate of new prospective Board members and the way that's working internally is right now we are trying to interview candidates that we -- that, A, will agree to join the company and we feel are good representatives of what I just said and allow that to come to a vote at the shareholder meeting.

So you will see in the final proxy that that does filled in the coming weeks, a slate of new candidates and profiles on those candidates, and I think what you'll see is that they are emblematic of what I just said in terms of realigning our strategy around the capabilities and competencies of those potential new Board members.

And finally, on communication, I hear it, we don't communicate like we use to and I definitely do not talk to shareholders when they call. I just don't and I said I wasn't going to. And I have a lot of guidance that says I shouldn't and I should communicate as robustly as I can around material events on these earnings calls. Of course, we want to do that.

We're thinking about some other things as a team maybe putting out a quarterly message from the CEO that kind of summarizes a lot of the things in the press releases. And we're looking at that seriously and drafting them to see if there's something that makes sense. And so we're trying and we're hearing you. But you know what I went back into the statistics, right.

I mean if I look at the number of press releases, for example, that we've put out since the middle of January to today, it's not quite two quarters yet. But okay, it's the better part of two quarters. We put out about a total of, I think, 17 or 18 press releases. And so, if you say, we'll put out maybe a few more real significant ones in the coming weeks before the quarter closes, it might be 20.

And if I look back last year on a quarterly basis, it was more like 18 to 20 a quarter. So we have, in fact, reduced the number of press releases by about half, something in the statistics not that good to say exactly. But it probably feels and I talk to my marketing leadership and they concurred, it's about half. And so that's -- if you feel that, you're right to feel it but I would also encourage you to look at the change in the content of those press releases because as I did that, they are far more significant in terms of what we're communicating in those press releases in terms of the growth of the company.

And we stopped announcing single unit orders, which I know has been a lot of split decisions among the investors we shouldn't do, we should do it. But you know what, we kind of decided, we agree we shouldn't and we've kind of been lumping smaller orders together in a region and announcing in a larger press release and we're definitely announcing the large orders in [Skipple] for 75 units and Norway for 66 units and we're going to definitely continue to do that.

And there are more of those to come as we ship them. We're not going to announce them before we ship them but you can take the 60% win rate and figure that out that there's a few more of those good ones coming. So we're trying to do that and we're going to use our new Web site as best we can going forward. We're pretty pleased with it. We have gotten some very constructive feedback from you -- from some of you and we appreciate all the feedback you can give us on the Web site.

I know that was a sort of a sore spot for a while. And I think that the team here has done a very nice job at building that new Web site platform. And I hope that we can use that as a strong communication platform going forward. So with that, I want to leave a little time for questions. I'm going to stop talking and start listening to your questions at this time.

So, Steve, if you want to open up the line for questions, I greatly appreciate that.

 QUESTION AND ANSWER

Operator

 Thank you. (Operator Instruction) And standby for your first question, which comes from the line of Mark Jordan from Noble Financial. Please go ahead.

 Mark Jordan  - Noble Financial - Analyst

 Good afternoon. Thank you for taking the questions. And I'll try to stay to two.

 Bill McGann  - Implant Sciences Corporation - CEO

 Hi, Mark.

 Mark Jordan  - Noble Financial - Analyst

 Could you talk a little bit about the long -- your view of the longer term in pensions of TSA with regards to the recapitalization of their ETDs in the field? Obviously, you've got this one order you gave us excellent detail as to how you're going to be delivering on that. But do you have a sense as to when there will be follow through when the TSA is looking for its next wave of orders? And when we might see a RFP out and when the next award might be expected?

 Bill McGann  - Implant Sciences Corporation - CEO

 Yes. I don't have clear line of sight to that and I would say no one does. But we do believe there are going to be follow-ons of course because we are pretty aware of the awards that have been made going back at least to 2007, 2008 in number and in terms of knowing what their recap cycle is. So, we think that there are -- let me put it this way, potentially several thousand more systems that will come into play in the next FY 16 and beyond for recapitalization.

That's not saying that TSA is going to put out an RFP for such. But I would say there is right now our company is I think the only company that actually has a contract with them in terms of an IDIQ. So we would be in good stead if in fact that is the case.

So that's all I really know and I'm not trying to keep anything from you. I could tell you my personal belief but that's probably not helpful. I'm actually very encouraged by the opportunities in the next couple of years actually. I mean, and if I were to anticipate you might want to know that about ECAC, so I won't embarrass you by making you ask multiple questions. Let me start there. Is that okay, you want to hear about ECAC, too?

 Mark Jordan  - Noble Financial - Analyst

 Why not?

 Bill McGann  - Implant Sciences Corporation - CEO

 Okay. Because I described the current pipeline, which is pretty big measured in tens of millions of dollars, is really only to what we have direct line of sight of out through September and a little beyond. And basically, it's just doing simple arithmetic based on the number of tenders that we know that are in play that we're submitting to, and the ones we are hearing are going to come out in that timeframe. That's why I call it kind of the first wave.

I think in total, I think we said this last call, the ECAC market is as big as the TSA market in terms of its deployment. It's in the same order of magnitude for certain in number. So I believe that market is going to go on and in fact my marketing, so it's interesting. We have this wonderful interplay among people and functions in the company. You have some of these things people tthey -- marketing people would say that it's bigger, sales team might say it's smaller, but that's the whole healthy debate. I think that it is at least as big, and that's what I would say, and I think that's going to go out for a couple of years.

 Mark Jordan  - Noble Financial - Analyst

 Okay.

 Bill McGann  - Implant Sciences Corporation - CEO

 And then we're also starting to see, Mark, that where is it going from there to 24 months and beyond. If you want to start thinking about our business strategy, we think it is moving to the Middle East. And on top of that, there's this underlying growth of aviation security requirements in Asia that has been sort of building its own sort of independent momentum that I also believe will continue.

But the real focused ones are obviously TSA deployments, ECAC which we're getting much better line of sight to. We are starting to get good indications that that's going to move to the Middle East. And there will be an underlying upwelling of growth across Asia as well.

So that kind of lays out the global landscape for one, two, and three years, and beyond of ETD sales. And when I talk to our team here and we talk about our three-year business planning, which we are right in the middle of that strategy period right now, we call that our growth playbook.

Year one is our execution. We better know what we're doing by the decimal point. Year two is our growth plan. We have to have very tactical alignment between initiatives and revenues. Year three and beyond is our sparkle, that's our vision where we're going to really drive innovation and technology to grow markets and create new organic growth. So I think the underlying growth in the ETD execution is really going to be a big part of that baseline to see the revenues go up.

 Mark Jordan  - Noble Financial - Analyst

 Okay. My one - my one final question. To focus in on your comments here, in your April 16th press release you put out a number in it, a 45 million near-term ETD opportunity and ECAC. Is that the September deadline that's mandated, or is that a longer timeframe? And specifically, I take it that $45 million number was based upon the comments you just made that you just summed up the tenders that you see over the near-term?

 Bill McGann  - Implant Sciences Corporation - CEO

 Yes. That's right. That's Darryl's pipeline basically. By the way, folks, Darryl is not avoiding the call. He's traveling internationally and it is a bad time of the day for him. So he is not able to join the call. But, yes, Mark, that's approximately right. It's not a hard date in the sand, because this is really, again, in my view, wave one of ECAC. ECAC is not going to done in September.

And I don't know exactly when it's going to get done, but the deployment numbers that we're aware of, of the magnitude of TSA, obviously you're not going to get -- neither TSA could not deploy that number of systems in the next three or four months and they have been doing it for the better part of a decade or more.

So I mean, this is a new green field deployments for the European Union, and I'm applauding their a assertive and aggressive efforts and I think the first wave of deployments demonstrates how serious the European Union is.

But it's going to go well beyond September in my view. And the $45 million pipeline is in fact the numerical arithmetic that we've been doing to the tenders that we either are participating in or the ones that we anticipate coming in that timeframe, and I say ish, I mean, September and little beyond that.

 Mark Jordan  - Noble Financial - Analyst

 Okay. Thank you very much.

 Bill McGann  - Implant Sciences Corporation - CEO

 Great. Pleasure.

Operator

 And your next question comes from the line of [Patrick Mayor], an individual investor.

 Bill McGann  - Implant Sciences Corporation - CEO

 Hi, Patrick.

 Patrick Mayor Investor

 Hi, Bill. Definitely appreciate the call. Great ceiling at focused points and no issues at all with focusing on running the business and not taking phone calls from investors. Quick question. So some of the price erosion on the 220, it's curious that the H150 price is going up and the QS-B220 is coming down slightly. Can you talk about what the factors are there?

 Bill McGann  - Implant Sciences Corporation - CEO

 Yes. I mean, it's a great question actually. And it's one of the things, I sort of forgot to tie off on one of my -- I don't script these calls, I kind of shoot. I have a couple of message points, I shoot from the hip and that's one of the messages I forgot. So, I'm glad you asked that question. Roger did allude to the fact that in this quarter our revenues were up 50% over last quarter and on a margin basis up $600,000 versus last year and $300,000 in the nine month period.

And in that -- at a gross margin level says basically our margins from last quarter have gone from like 29 point something to about 35%. And really the downward pressure on our gross margins is not exotic. It's just that we haven't shipped a lot of B220s out of our factory. And, you know, the way that we calculate our gross margin, we've got a lot of the labor and overhead in the absorption, you know, over our manufacturing. So, as our volume goes up, the margins are going to go up dramatically. And it's already gone up 6 points in one quarter and I believe you are going to see that go up substantially in the next quarter as take the win rate statistics I just gave you. And by the way, when we start shipping TSA, oh yes, that happens too.

And then culminating in a couple of other points that I tied off on, Patrick. is that the units that we are starting to deliver even on the TSA, which was a lower margin because of the volume. Todd and his engineering design team have taken a material amount of cost out of the product that we're delivering. So, we're going to get very large margin expansion from direct material related productivity.

We're going to get further margin improvement from Brenda and her supply chain when she can negotiate larger volume buys which we now have. And we're going to get better margins just because we're running the business with absorption of those manufacturing costs from the sheer volume of sales that we're getting. So those are the kind of the three metrics that are going to give me confidence that the margins are going to go up dramatically and you should start seeing that in the coming quarters. Does that answer your question?

 Patrick Mayor Investor

 That all makes sense. I was really talking about the price.

 Bill McGann  - Implant Sciences Corporation - CEO

 Oh.

 Patrick Mayor Investor

 So obviously, if we're going to really expand margins incredibly that's great. But it's curious that the 150 price went up, the 220 price came down. Again, I'm assuming that part of that decrease in 220 is because of the volume to the TSA. And I just was wondering if there is any other factors that go in and again, it's a curiosity that the H150 is increasing?

 Roger Deschenes  - Implant Sciences Corporation - CFO

 Hey, Patrick. This is Roger. The B220 -, it's competition. Our competition is trying to drive down the pricing. So there has been a little bit of erosion in the price compared to last year because now we're a real competitor to them. So they're trying to keep us out of these tenders. Regarding the H150 pricing, as we mentioned last year, we had a significant order into Mexico and that was priced little bit lower than our norm. So last year's price was a little bit depressed, which we explained why this year's average sell price was higher.

 Patrick Mayor Investor

 Okay. That makes sense. And just the final follow-up, I don't know how much you can or want to talk about this. But can you -- there's a been a lot of curiosity around the IDIQ, there's a number of units, there's a total dollar amount that's out there in the public domain and everybody is scratching their head and saying, what's the cost? We know you can't give the cost but can you give any insight into why such a seeming discrepancy -- you do the math and it seems like it's a ridiculously low price?

 Bill McGann  - Implant Sciences Corporation - CEO

 Well, no, we're not going to talk about that because obviously, if you read the GAO report they kind of blacked all out and redact that stuff for a reason, so we're not going to trip over that either. But from the -- I'm not sure I understand. The IDIQ is like a $162 million, right? So that would be a ridiculous price for 1,170 units.

So -- but the IDIQ is in place to ultimately provide us with numerous thousand unit delivery orders over a period of time. And if you recall, the IDIQ is for one year but there is a sort of extend as you go for multiple year option.

So my belief is the intent of the high number on the IDIQ versus the size of the delivery order is so we can receive multiple delivery orders. And that ties to the comment I made to the speaker a minute ago, Mark Jordan, when he was asking when do we think the next recap cycle is.

And though we don't know that, I mean, that it is TSA's behavior to continue to recapitalize their fleet over annual basis. And, you know sometimes they skip a year, sometimes they don't. My feeling is with what I see in the market and in the aging of the systems, they are going to continue to recapitalize the market.

 Patrick Mayor Investor

 Okay. And again, I'm not looking for price, clearly you won't answer that. I didn't know if you could shed any light when you look at the -- I think the current amount on the delivery order is about $25 million and then there is 1,170 units - is there any color you can give, not asking for the price, but to say, oh, yes, we understand why there might this discrepancy -

(Crosstalk)

 Bill McGann  - Implant Sciences Corporation - CEO

 Well, that goes back to Roger's comment. That goes back to Roger's comment. I mean, these large volume orders are highly contested and we won that. And I'll just say this, we weren't the low price.

 Patrick Mayor Investor

 Okay.

 Bill McGann  - Implant Sciences Corporation - CEO

 Okay?

 Patrick Mayor Investor

 Great. Well, thank you very much.

 Bill McGann  - Implant Sciences Corporation - CEO

 So I mean -- yes

 Patrick Mayor Investor

 Look forward to continuing to see --

 Bill McGann  - Implant Sciences Corporation - CEO

 I appreciate. No, they were great questions. I mean, I just wish I could tell you everything I know but I -- somethings I don't know and I tell you that and things I do know, I can't, I'll tell you that, too.

 Patrick Mayor Investor

 Great. Thanks guys.

Operator

 Our next question is from the line of [Eric Panzik], Private Investor.

 Bill McGann  - Implant Sciences Corporation - CEO

 Hello, Eric.

 Eric Panzik Private Investor

 Good. Hi. Good afternoon. So certainly lot of accomplishments from the company over the last couple of years. I certainly don't feel the need to talk about sales. I'm actually, as an investor, I watch the stock price go up and now I've seen it come back down. And one of the metrics I look at is investor interest, which is the dollar volume of the stock on a daily basis.

And you were for last three years, with all said and done, you were around $250 million, I'm sorry -- $250,000 a day. And this year to date you've dropped down to $124,000 a day an average dollar volume on your stock which basically says with all the sales momentum, accomplishments, big names and customers and patents is people are removing themselves from the investment community instead of being attracted to it. I -- you know had been -- I'm experienced.

So the thing I look at is a company with these types of promise and now accomplishments would basically uplift which includes a needed restructuring, outside directors and so on so forth. But the director issue you've addressed even though we haven't seen it come to fruition yet.

We've seen -- the stock price has seen the opposite. So hopefully that will get addressed in the coming weeks as you suggest. And as far as the capital restructure, you're basically 70% fully diluted the holding to the other folks who can stick around, get their 15% or whatever they get. And now you're asking for more shares to be issued and which your management and the 70% -- these 70% holders just because you've got to get their approval in any major restructuring. They'll get to you guys and they will be able to do whatever you want. And so here I sit with the $0.70 stock price which you can't sell 100,000 shares if you wanted to because you'll drop the price by 30% in a day.

So where -- how are you addressing specifically the -- because I guess I've seen the opposite happen. Increased shares which is dairy dilution, talking about stock options, the lowering of the prices and so. How are you addressing the individual investor who is in its core in appreciation of the stock price? I don't see that.

 Bill McGann  - Implant Sciences Corporation - CEO

 Yes. Well, I don't know if I will give you satisfactory answer and I will try. And I will allow Roger to put his two cents in on that. But from my perspective, the best way I can create shareholder value and value for the company and the employees in it and the lender is to do exactly what we are outlining to hear and grow this company to positive EBIT.

And have a multi-year plan, not a story, but a multi-year plan to give people confidence that we are going to take a meaningful amount of a share in a growing space. And that should in a reasonable man theory sort of world attract shareholder interest which I would assume would track volume and dollars.

In terms of the capital structure, that's a fairly tough nut to crack. I'm not going to sit here and tell you I have an answer for that. But I think if we do stay focused on getting our EBIT positive and get people to invest in the company and get the share price up and we stop borrowing expensive money, which we really have tried to do a good job at in the last quarter or so, I think we will be able to have that dilutive effect be as minimum as it can.

And right now, I'm focused on stopping borrowing expensive money, getting the company to positive EBIT and having a proven track record of profitable growth at the topline that translates into growing EBIT. And that's going to help the share price, that's going to help the dilution. And it should also obviously help the volume if those two things are true. Roger, do you want to add anything to that?

 Roger Deschenes  - Implant Sciences Corporation - CFO

 Not really, Bill. I mean, we are looking at the -- our debt structure.

 Bill McGann  - Implant Sciences Corporation - CEO

 Yes, always.

 Roger Deschenes  - Implant Sciences Corporation - CFO

 We are not -- I can't say we are satisfied with it and we are trying to see what we can do to make that better.

 Bill McGann  - Implant Sciences Corporation - CEO

 Yes. Bob Liscouski -- Bob is on the call. He might want to weigh in on that a little bit. Bob is my Executive Vice President and really one of his responsibilities of Investor Relations and Business Development. He spends a significant amount, if not all of this time, trying to help us come up with a beneficial way of dealing with capital structure. And so that's a whole -- it's a whole effort that we have an executive on the team and on the Board looking at.

But from my perspective, the underlying or the underpinning to anything that you would do that makes any such type of thing attractive would be the fundamental tenets of profitable growth and a track record of performance that makes it believable. So that's kind of what I do and I hope that you can appreciate that. I -- Yes.

 Eric Panzik Private Investor

 I guess as a follow-up, you can understand where somebody who's either invested or looking to invest can speculate what the underlying premise in many companies like yourself who have a great ramp-up in sales and technology, the principal lenders have always, or in the majority of times, have always -- they are the ones that generate the speak to uplist so that they can grab preferred shares and ultimately common shares and sell them at a greater price to, you know, on an uplisting stock at the NASDAQ or whatever.

So this hasn't been -- for whatever reason, it hasn't been a desire of Platinum and others. So the -- so then I look to what you guys are saying and I don't hear the word uplist. I don't hear we are trying to get our POs financed by a bank at a cheaper rate. Then I start to worry that the only concern of the company is to listen to DMRJ and pay them 15% until the end of time, that's the desire. That's what I'm trying to tell you.

 Bob Liscouski  - Implant Sciences Corporation - EVP - Business Development

 Hey, Bill. Let me just jump in. This is Bob Liscouski. I can understand that perspective but I would tell you right now it is wrong and I think it's not an uninformed one. Candidly I'd tell you that it's not in their interest to see the stock price go down.

In fact, if you go along your train of thought, it's in your interest to see the stock price go up and they have been extremely supportive of this. The selling that you see going on, you know, you're making an assumption again that that's all DMRJ. I am not going to go into the specifics on that, but that's not the case either.

I will go back to what Bill said. You can sit back and maybe analyze these various scenarios. Absolutely nothing is going to happen in this company unless we perform like we have been performing.

We've had too many years of talking about the story of what was going to happen and not enough time to actually execute on the story, that's what this company is doing. You heard it. We've got the TSA order. We are delivering on that. We've got the ECAC orders. We are delivering on that. We are getting margins. We are taking costs out of both companies operations. We are pushing down the cost of the actual technology.

This company is performing at a level that it's never performed at before. If the stock market doesn't recognize that, I suspect it will very shortly because those are -- don't believe in the stock. They are going to react accordingly. Those that believe in it are going to continue to stay in the stock.

And I tell you right now, the company has never been stronger. We have never had more support from our lenders. We're all aligned in terms of what we want to do and our only goal is to execute, perform, and look to drive shareholder value, end of story. So Bill, sorry, I know we have to go. I just wanted to make sure we set the record straight.

 Bob Liscouski  - Implant Sciences Corporation - EVP - Business Development

 No, that's - that's - I appreciate --

 Eric Panzik Private Investor

 I appreciate that. Thank you.

Operator

 I would now like to turn the call over to Bill for closing remarks.

 Bill McGann  - Implant Sciences Corporation - CEO

 Yes. Thank you very much, Steve, again. And Bob and Roger, thank you very much. And I would like to thank all the shareholders that took the time to listen to the call today and their questions. I would like to thank my team here at Implant Sciences for the things they do everyday.

And with that, we will keep the communication coming out as best we can. We will continue to try to improve in every aspect of what we do here everyday. We hope to continue to deliver positive growth and momentum in our company and in our strategy and our vision.

So with that, I would once again sign off by saying thanks everyone and you will be hearing from us soon.

Operator

 Thank you for your participation in today's conference. This concludes the presentation. You may now disconnect. Thank you very much. Have a very good day.